Pricing Supplement No. 34 dated June 8, 2004 (to Prospectus dated August 6, 2003 and Prospectus Supplement dated August 6, 2003)	Filed under Rule 424(b)(3) File No. 333-107132

SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount:	$516,000,000	Floating Rate Notes:	☐	Fixed Rate Notes:	☒

Original Issue Date:	June 14, 2004	Closing Date: June 14, 2004		CUSIP Number:	78442F CP1

Maturity Date:	September 30, 2006	Option to Extend Maturity:	☒ No	Specified Currency:	U.S. Dollars
		If Yes, Final Maturity Date:	☐ Yes

Redeemable at the option of the Company:	☒ No	Redemption Price:	Not Applicable.

	☐ Yes	Redemption Dates:	Not Applicable.

Repayment at the option of the Holder:	☒ No	Repayment Price:	Not Applicable.

	☐ Yes	Repayment Dates:	Not Applicable.

Applicable to Fixed Rate Notes Only:

Interest Rate:	3.50%	Interest Payment Dates:	Each March 30th and September 30th during the term of the Notes, beginning September 30, 2004, subject to adjustment in accordance with the following business day convention.

Interest Accrual Method:	30/360	Interest Periods:	From and including the Closing Date, or the previous March 30th or September 30th, as the case may be, to and including the next succeeding September 29th or March 29th, as the case may be, with no adjustment to period end dates for accrual purposes.

Banc of America Securities LLC	Credit Suisse First Boston

Joint Book-Running Managers

June 8, 2004

MTN 0079

Form:	Book-entry.
Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.
Trustee:	JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank.
Agents:	The following agents are acting as underwriters in connection with this issuance.
	Agents	Principal Amount of Notes
	Banc of America Securities LLC	$258,000,000.00
	Credit Suisse First Boston LLC	258,000,000.00
	Total	$516,000,000.00
Issue Price:	99.923%.
Agents' Commission:	0.100%.
Net Proceeds:	$515,086,680.
Concession:	0.060%.
Reallowance:	0.040%.
CUSIP Number:	78442F CP1
ISIN Number:	US78442FCP18

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation (other than Student Loan Marketing Association) is a government-sponsored enterprise or an instrumentality of the United States of America.

MTN 0079